March 2008 Preliminary Terms No. 558 Registration Statement No. 333-131266 Dated March 12, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in Commodities
Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCITM Agricultural Excess Return Index and Palm Oil

Commodity-Linked Capital Protected Notes provide investors with exposure to a wide variety of individual commodities and commodity indices with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and uncapped upside exposure to the underlying commodities and/or commodity indices.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 14, 2008
Original issue date:	March 24, 2008 (5 business days after the pricing date)
Maturity date:	February 24, 2014
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	S&P GSCI™ Agricultural Excess Return Index (the “agricultural index”)	SPGCAGP	80%
	Palm oil	KO3	20%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
agricultural index: the official settlement price of the agricultural index palm oil: the official settlement price per ton of deliverable grade palm oil on the relevant exchange of the third nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the fourth nearby month futures contract), stated in Malaysian ringgits, as made public by the relevant exchange

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date
Final commodity price:	The commodity price for the applicable basket commodity on the determination date
Determination date:	February 14, 2014, subject to adjustment for certain market disruption events.
CUSIP:	6174464N6
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	3%	97%
Total	$	$	$

(1)     For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Investment Overview

The Commodity-Linked Capital Protected Notes due February 24, 2014 (the “notes”), provide investors with an opportunity to gain direct exposure to a weighted basket consisting of an agricultural commodities index and palm oil with no downside risk to their initial investment if the notes are held to maturity.

At maturity, the notes will pay the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a weighted basket consisting of the S&P GSCITM Agricultural Excess Return Index and palm oil (the “basket”) over the term of the notes, as measured on the determination date.  The supplemental redemption amount provides 1:1 upside participation (e.g. a 10% appreciation of the basket will return 100% of principal plus 10% at maturity).  If the basket has depreciated or has not appreciated, the investment will return par at maturity.  The notes do not pay interest.

Maturity:	5 years, 11 months
Protection at maturity:	100%
Interest:	None
Payment at maturity:	(i) If the basket performance is greater than zero Þ par plus 100% of the basket performance (ii) If the basket performance is less than or equal to zero Þ par

Basket Overview
The basket consists of the S&P GSCITM Agricultural Excess Return Index and palm oil.

Agricultural Index: The S&P GSCITM Agricultural Excess Return Index is a sub-index of the S&P GSCITM—ER, representing only the agricultural components of the S&P GSCITM—ER.  The weightings of the Agricultural Index as of March 10, 2008 are:

Commodity	Weighting
Wheat	34.12%
Red Wheat	8.04%
Corn	23.58%
Soybeans	15.74%
Cotton	5.76%
Sugar	7.00%
Coffee	4.16%
Cocoa	1.60%

Palm Oil: Palm oil is an edible vegetable oil used primarily in cooking, margarine production and as a component of processed foods.  It is also increasingly used in biodiesel production.  Palm oil is produced from the fruit of the oil palm by a process of fractionation.  The futures contract for palm oil (to which the notes are linked) is traded on the Malaysian Derivatives Exchange and is quoted in Malaysian ringgits (currently approximately 3.18 MYR / 1USD).

March 2008	Page 2

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Basket Commodity	Bloomberg Ticker Symbol	Weighting
agricultural index	SPGCAGP	80%

palm oil	KO3	20%

             Information as of March 11, 2008

Basket Commodity:	agricultural index	palm oil
Current price:	102.8012	MYR 3,838
52 weeks Ago:	64.9338	MYR 1,972
52 week High:	103.9091 (on 2/27/08)	MYR 4,330 (on 3/3/2008)
52 week Low:	59.1942 (on 4/3/07)	MYR 1,945 (on 3/14/2007)

Basket Historical Performance January 1, 2003 to March 11, 2008

The graph illustrates the effect of any offset and/or correlation between the differently weighted basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

March 2008	Page 3

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to agricultural commodities or those concerned about the risks associated with investing directly in agricultural commodities can use the notes to gain exposure to the basket of commodities while protecting 100% of their principal at maturity.

Protect Principal	▪ 100% principal protection at maturity regardless of the performance of the basket
Access	▪ Exposure to a weighted basket of one commodity index (the agricultural index) and one physical commodity (palm oil) ▪ Portfolio diversification from traditional fixed income / equity investments
Uncapped Participation:	▪ There is no maximum payment on the notes. Investors will receive 100% of any appreciation in the value of the basket

Summary of Selected Key Risks (see page 9)

▪	No interest payments / possibility of no return

▪	Market prices of the notes will be influenced by many unpredictable factors

▪	Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

▪	Specific commodities prices are affected by numerous factors specific to each market.

▪	Palm oil is principally traded on the Malaysian Derivatives Exchange.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the payment at maturity.

▪	Changes in the value of one of the basket commodities may be offset by changes in the value of the other basket commodity

▪	Inclusion of commissions / projected profit from hedging is likely to adversely affect secondary market prices

▪	Economic interests of the calculation agent may be potentially adverse to investors

▪	Hedging and trading activity could adversely affect the prices of the basket commodities

▪	Credit risk to Morgan Stanley

▪	The notes will not be listed, secondary trading may be limited and you could receive less than the stated principal amount per note if you try to sell your notes prior to maturity

▪	Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the notes

Suitability

The notes may be suitable for investors who:

▪	Do not require current income / coupon payments

▪	Are capable of understanding the complexities / risks specific to the notes, and specifically, the basket commodities

▪	Are willing to receive no return on the notes should the basket depreciate or not appreciate

March 2008	Page 4

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
March 14, 2008	March 24, 2008 (5 business days after the pricing date)	February 24, 2014
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	S&P GSCI™ Agricultural Excess Return Index (the “agricultural index”)	SPGCAGP	80%
	Palm oil	KO3	20%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one basket commodity will partially or wholly offset any appreciation in the other basket commodity such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
agricultural index: the official settlement price of the agricultural index palm oil: the official settlement price per ton of deliverable grade palm oil on the relevant exchange of the third nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the fourth nearby month futures contract), stated in Malaysian ringgits, as made public by the relevant exchange

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date.
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in these preliminary terms, we will include the definitive initial commodity price in an amended pricing supplement.

Final commodity price:	The commodity price for the applicable basket commodity on the determination date
Determination date:	February 14, 2014, subject to adjustment for certain market disruption events.
Relevant exchange:	palm oil: the Malaysia Derivatives Exchange, or its successor
Index publisher:	agricultural index: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Call right:	The notes are not callable prior to the maturity date.

March 2008	Page 5

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174464N6
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income. If the notes were priced on February 20, 2008, the “comparable yield” would be a  rate of 4.6973% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1316.3120 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2008	$12.5261	$12.5261
	July 1, 2008 through December 31, 2008	$23.7807	$36.3068
	January 1, 2009 through June 30, 2009	$24.3392	$60.6460
	July 1, 2009 through December 31, 2009	$24.9109	$85.5569
	January 1, 2010 through June 30, 2010	$25.4959	$111.0528
	July 1, 2010 through December 31, 2010	$26.0947	$137.1475
	January 1, 2011 through June 30, 2011	$26.7076	$163.8551
	July 1, 2011 through December 31, 2011	$27.3349	$191.1900
	January 1, 2012 through June 30, 2012	$27.9769	$219.1669
	July 1, 2012 through December 31, 2012	$28.6340	$247.8009
	January 1, 2013 through June 30, 2013	$29.3065	$277.1074
	July 1, 2013 through December 31 2013	$29.9948	$307.1022
	January 1, 2014 through Maturity Date	$9.2098	$316.3120

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 6

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 100%
Less than or equal to zero	$0. Investors will only receive $1,000 at maturity

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 100% of any appreciation in the value of the basket.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Commodity Price
agricultural index	80%	97	106.7
palm oil	20%	3,710	4,081

Basket Performance = Sum of Commodity Performance Values

[(final agricultural index price – initial agricultural index price) / initial agricultural index price]  x  80%; plus

[(final palm oil price – initial palm oil price) / initial palm oil price]  x  20%

So, using the hypothetical prices above,

[(106.7 - 97) / 97] x 80%  = 8%; plus

[(4,081 – 3,710) / 3,710] x 20%  = 2%

basket performance   =   10%

March 2008	Page 7

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

EXAMPLE #1:  Basket performance is positive

Hypothetical basket performance = 10.8%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
agricultural index	80%	12%	9.6%
palm oil	20%	6%	1.2%
		Basket Performance =	10.8%

Supplemental redemption amount = $1,000 x 10.8% x 100% = $108

The total payment at maturity per note will equal $1,108, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $108.

EXAMPLE #2:  Basket performance is 0% or negative

Hypothetical basket performance = - 4%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
agricultural index	80%	- 15%	- 12%
palm oil	20%	40%	8%
		Basket Performance =	- 4%

Supplemental redemption amount = $1,000 x - 4% (less than zero) x 100% = $0

In this example, the final price of palm oil is higher than its respective initial price by 40% (contributing an 8% increase to the basket performance on a weighted basis), but the final price of the agricultural index is lower than its initial price by 15% (contributing a 12% decrease to the basket performance on a weighted basis).  Accordingly, although one of the basket commodities has a 40% positive performance value while the other has a 15% negative performance value, due to the heavier weighting of the basket component with a negative performance, the negative performance of that basket component entirely offsets the positive performance of the other basket component, and the basket performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount.

March 2008	Page 8

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on the agricultural index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

o
Palm oil: Palm oil is an edible vegetable oil used primarily in cooking, margarine production and as a component of processed foods.  It is also increasingly used in biodiesel production.  Palm oil is produced from the fruit of the oil palm by a process of fractionation.  The price of palm oil is primarily affected by the global demand for and supply of palm oil, but is also may be influenced from time to time by speculative actions and by currency exchange rates.  In addition, prices for palm oil are affected by governmental programs and policies regarding agriculture, including cultivation of the oil palm, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect

March 2008	Page 9

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

palm oil prices such as weather, crop yields, natural disasters, pestilence, technological developments in agriculture and palm oil refining, wars and political and civil upheavals.  Substitution of other edible oils and other sources of biodiesel for palm oil could also adversely impact the price of palm oil.  Malaysia is the world’s largest supplier of palm oil, though several other Asian, Latin American and African countries are major producers.

▪
Palm oil is principally traded on the Malaysian Derivatives Exchange.  The futures contract for palm oil to which the payment at maturity on the notes is linked is traded on the Malaysian Derivatives Exchange and is quoted in Malaysian ringgits.  There are risks associated with the commodities markets in Malaysia, including risks of volatility in Malaysian markets, intervention in Malaysian markets by the government of Malaysia and comparatively less available public information about commodities markets than in the U.S.  Trading in the futures contract for palm oil, and the manner in which prices and volumes are reported by the Malaysian Derivatives Exchange, may not be subject to the same provisions of, and the protections afforded by, the United States Commodity Exchange Act or other applicable statutes and related regulations, that govern trading on regulated futures exchanges in the United States.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the payment at maturity.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  Futures contracts on palm oil on the Malaysian Derivatives Exchange, in particular, lack significant liquidity.  In addition, U.S. futures exchanges and the Malaysian Derivatives Exchange have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the basket commodities and, therefore, the payment at maturity on the notes.

▪
Changes in the value of one of the basket commodities may be offset by changes in the value of the other basket commodity.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one of the basket commodities increases, the price of the other basket commodity may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket commodity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the agricultural index could adversely affect the value of the notes.  The index publisher of the agricultural index may make methodological changes in the agricultural index that could directly or indirectly affect the value of the agricultural index.  These actions could adversely affect the value of the notes.  In addition, the index publisher may discontinue or suspend calculation or publication of the agricultural index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued agricultural index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

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Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could potentially increase the initial commodity prices for the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

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Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Information about the Agricultural Index

The S&P GSCITM Agricultural Index – Excess Return.  The S&P GSCITM Agricultural Index – Excess Return, which we refer to as the agricultural index, is a sub-index of the S&P GSCITM-ER.  The agricultural index represents only the agricultural components of the S&P GSCITM-ER.  The value of the agricultural index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the agricultural futures contracts included in the agricultural index; and (ii) the agricultural index has a separate normalizing constant.

The S&P GSCITM commodities included in the agricultural index and their dollar weightings on March 10, 2008 are:

Commodity	Weighting
Wheat	34.12%
Red Wheat	8.04%
Corn	23.58%
Soybeans	15.74%
Cotton	5.76%
Sugar	7.00%
Coffee	4.16%
Cocoa	1.60%

The S&P GSCITM-ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

License Agreement between S&P and Morgan Stanley.  The Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

March 2008	Page 12

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer price, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of both of the basket commodities for each quarter in the period from January 1, 2003 through March 11, 2008.  The related graphs set forth the official settlement prices for each of the basket commodities in the same respective periods.  On March 11, 2008 the official settlement prices were, in the case of the agricultural index, 102.8012 and, in the case of palm oil, MYR 3,838.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Agricultural Index	High	Low	Period End
2003
First Quarter	78.4618	71.8520	73.1615
Second Quarter	77.9945	71.2576	71.3948
Third Quarter	77.0626	70.4245	76.1956
Fourth Quarter	83.1742	73.8475	79.6836
2004
First Quarter	91.8953	81.0586	88.7140
Second Quarter	90.9241	74.2238	74.2238
Third Quarter	73.8438	63.3186	63.3186
Fourth Quarter	64.0775	60.8958	62.7439
2005
First Quarter	71.2753	60.0595	66.0426
Second Quarter	67.0478	61.2595	63.4540
Third Quarter	67.2715	58.4926	60.5075
Fourth Quarter	62.5634	56.8617	62.2018
2006
First Quarter	67.5117	61.4376	64.0334
Second Quarter	67.0173	60.2666	62.6106
Third Quarter	64.6676	55.3986	58.0597
Fourth Quarter	68.4385	57.1307	67.2024
2007
First Quarter	68.7605	61.4070	61.4070
Second Quarter	69.0120	59.1942	64.7066
Third Quarter	80.4355	63.6042	79.7964
Fourth Quarter	84.5540	72.7395	82.4163
2008
First Quarter (through March 11, 2008)	103.9091	83.6899	102.8012

Daily Closing Prices of the Agricultural Index January 1, 2003 to March 11, 2008

March 2008	Page 13

Commodity-Linked Capital Protected Notes due February 24, 2014
Based on the Performance of a Basket of the S&P GSCI TM Excess Return Index and Palm Oil

Palm Oil (Malaysian ringgits per ton)	High	Low	Period End
2003
First Quarter	MYR 1,670	MYR 1,391	MYR 1,433
Second Quarter	1,480	1,338	1,408
Third Quarter	1,469	1,242	1,460
Fourth Quarter	1,844	1,462	1,774
2004
First Quarter	1,993	1,684	1,937
Second Quarter	1,962	1,457	1,550
Third Quarter	1,548	1,391	1,413
Fourth Quarter	1,475	1,372	1,387
2005
First Quarter	1,476	1,258	1,461
Second Quarter	1,454	1,362	1,408
Third Quarter	1,460	1,340	1,460
Fourth Quarter	1,482	1,387	1,415
2006
First Quarter	1,510	1,417	1,437
Second Quarter	1,494	1,411	1,491
Third Quarter	1,677	1,487	1,559
Fourth Quarter	2,032	1,523	1,995
2007
First Quarter	2,070	1,856	2,070
Second Quarter	2,701	2,061	2,427
Third Quarter	2,675	2,366	2,644
Fourth Quarter	3,125	2,542	3,050
2008
First Quarter (through March 11, 2008)	4,330	3,082	3,838

Daily Closing Prices of Palm Oil January 1, 2003 to March 11, 2008

March 2008	Page 14